UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1 dated January 15, 2003
to Form 8-A filed on October 1, 2002

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BEA Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation or organization)	77-0394711 (IRS Employer I.D. No.)

2315 North First Street, San Jose, California 95131
(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

None
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

The undersigned registrant hereby amends the Form 8-A originally filed on October 1, 2001 relating to the Preferred Stock Rights Agreement, dated as September 14, 2001, by and between BEA Systems, Inc. (the “Company”) and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agent”)

Item 1. Description of Securities to be Registered.

On September 14, 2001, pursuant to the Rights Agreement, the Company’s Board of Directors declared a dividend of one right (a “Right”) to purchase one one-thousandth share of the Company’s Series A Participating Preferred Stock (“Series A Preferred”) for each outstanding share of Common Stock, par value $0.001 per share (“Common Shares”), of the Company. The dividend was payable on October 12, 2001 (the “Record Date”), to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $150.00 (the “Purchase Price”), subject to adjustment.

On January 15, 2003, the Company and the Rights Agent amended the Rights Agreement (the “Amendment”). Pursuant to the terms of the Amendment, the definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement was amended such that if FMR Corp. and its affiliates (collectively, “FMR”) are or become the Beneficial Owner of 15% or more of the outstanding Common Shares of the Company, FMR shall not be or become an “Acquiring Person,” as defined pursuant to the terms of Section 1(a), unless FMR becomes the Beneficial Owner of more than sixteen percent (16%) of the outstanding Common Shares. The exclusion of FMR as an Acquired Person will exist only for so long as (a) FMR is the Beneficial Owner of sixteen percent (16%) or less of the outstanding Common Shares and (b) FMR reports or is required to report such ownership on Schedule 13G of the Exchange Act or on Schedule 13D under the Exchange Act (or any comparable or successor report) and any such schedule does not state any present intention on the part of FMR to hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect.

The Amendment further provides that, except as expressly amended by the Amendment, the Rights Agreement shall remain in full force and effect in accordance with the provisions thereof.

Item 2. Exhibits

4.1	Amendment No. 1 to the Preferred Stock Rights Agreement, dated as of January 15, 2003, between BEA Systems, Inc. and EquiServe Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to the Registration Statement (No. 000-22369) to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 22, 2003

BEA Systems, Inc.

By:	/s/ William M. Klein
William M. Klein Executive Vice President—Administration and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)